EXHIBIT 99.2

Whitehill Technologies, Inc. Acquires InSystems

Whitehill purchases software business from Standard Register

MONCTON, NB, Canada, and DAYTON, Ohio, June 6 /PRNewswire-FirstCall/ -- Whitehill Technologies, Inc. today announced that it has purchased InSystems, a wholly owned subsidiary of Standard Register (NYSE: SR), a premier document services provider based in Dayton, Ohio, United States. Financial terms of the deal were not disclosed.

"We believe that InSystems will be better positioned for success as part of a software company," said Dennis Rediker, Standard Register's president and CEO. "InSystems is a recognized software technology leader with an attractive customer base in the insurance market."

"The combined company's critical mass will be nearly 1000 customers strong, including several hundred insurance companies and more than half of the world's largest law firms," says Paul McSpurren, president and CEO, Whitehill Technologies, Inc. "InSystems clients, products and people will find a welcome home with Whitehill."

Current InSystems customers should expect business to continue without interruption. There are over 500 person-years and $60 Million invested in R&D between Whitehill and InSystems. The shared vision to build upon the domain expertise, process knowledge and service delivery success of the combined companies was a key driver of the acquisition.

Tom Eisenhauer, chairman of Whitehill Technologies, Inc., and managing partner of Latitude Partners, agreed the deal made sense for everyone. "It is not often that an M&A transaction happens for all the right reasons -- Standard Register's commitment to doing the right thing is what made this deal happen. We are very excited about Whitehill's continued success as it positions itself for even greater growth."

Some of the key highlights of the combined company include:

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Whitehill now has nearly 1000 enterprise customers in 45 countries.

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Whitehill now has over 200 employees and offices in Canada (Markham, ON), the UK (London), and the United States (Roanoke, VA), with its corporate headquarters remaining in Moncton, New Brunswick, Canada.

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Whitehill products include offerings for insurance companies, law firms and financial services organizations.

Whitehill has already started meeting with InSystems customers and will continue to do so. Whitehill's advanced technologies, plus the increased scale of the combined organization, should hopefully facilitate new offerings above and beyond InSystems existing release plans.

For Whitehill legal customers, the extension of document process oriented capabilities links well to the company's current offerings in support of billing, reporting and data integration. "Our commitment to customer satisfaction and technology innovation is the core of our business success and we are excited about the new possibilities this provides to our legal customers," said McSpurren.

About Whitehill Technologies

Whitehill Technologies, Inc. develops and implements proven software that accelerates business communication by automating document creation, workflow, and compliance. Our customers include over 700 large law firms and insurance carriers in 45 countries.

Whitehill has locations and partners in the United States, United Kingdom, and the Netherlands. Whitehill's technology partners include CA, Thomson Elite, Microsoft, IBM and Interwoven. Whitehill is funded by private equity firms Latitude Partners and GrowthWorks Canadian Fund.

For more information, please visit us at www.whitehill.com or contact us at 1-888-944-8344.

About InSystems

InSystems specializes in complex document and compliance automation for insurance and financial services. InSystems IStream accelerates speed-to- market by streamlining product development and regulatory filing processes, and helps organizations achieve operational excellence by automating the creation, management, and delivery of customized documents. Founded in 1989, InSystems (www.insystems.com) has served more than 350 clients, including more than 50 of the 100 largest property/casualty and life/health groups in North America.

About Standard Register Company

Standard Register (NYSE: SR) is a premier document services provider, trusted by companies to manage the critical documents they need to thrive in today's competitive climate. Employing nearly 100 years of industry expertise, Lean Six Sigma methodologies and leading technologies, the company helps organizations increase efficiency, reduce costs, mitigate risks, grow revenue and meet the challenges of a changing business landscape. It offers document and label solutions, e-business solutions, consulting and print supply chain services to help clients manage documents across their enterprise. More information is available at www.standardregister.com.

SOURCE Standard Register
CONTACT:
Jim Laffoley
Vice President, Marketing & Business Development
Whitehill Technologies, Inc.
506-855-0005
jlaffoley@whitehilltech.com

Julie McEwan
Public Relations Manager
Standard Register
937-221-1825
julie.mcewan@standardregister.com